Exhibit 99.4

GAIA Akkumulatorenwerke GmbH, a Lithium Technology Corporation Company, Is

Selected by ThyssenKrupp Marine Systems AG to Provide Large Battery

Technology for Submarine Application

Plymouth Meeting, Pennsylvania, August 25, 2005. Lithium Technology Corporation (“LTC”, “The Company”) (OTC Bulletin Board: LTHU), a leading participant in the rapidly emerging large format rechargeable lithium battery market, announced today that its German subsidiary, GAIA Akkumulatorenwerke GmbH (“GAIA”), has entered into a contract with ThyssenKrupp Marine Systems AG (“TKMS”) to develop very large lithium ion batteries for use in non-nuclear manned submarines.

The contract will proceed in two phases. In Phase I, GAIA will develop a very large lithium ion cell based on its proprietary battery technology. These cells will be used to measure and quantify the relative performance advantages between lithium ion technology and the conventional lead acid battery technology now in use for the under-water propulsion of non-nuclear submarines. Upon the lithium ion cells meeting required performance levels, TKMS and GAIA will proceed to Phase II.

In Phase II, GAIA and TKMS will jointly assemble a large number of cells into a full-scale module for the power supply of a submarine. Subsequently, the companies are expected to jointly manufacture and market such batteries.

According to GAIA’s Managing Director, Dr. Klaus Brandt, “This project represents the result of a 12 month study performed in close cooperation with TKMS of the advantages of lithium ion battery technology as developed by GAIA for the propulsion system of non-nuclear manned submarines. With this contract, we open up a new dimension for the application of our unique technology in the significant markets for large propulsion batteries.”

Director Manfred Klein, responsible for R&D at TKMS’ Submarine Division, expects that “Application of this type of battery could increase the submerged endurance of a submarine without air independent power (AIP) by about three times. Based on market research and a preceding study, we are confident that GAIA is the right partner to develop this very promising battery technology towards a reliable submarine component.”

Dr. Andrew J. Manning, President and Chief Operating Officer of LTC, commented, “We are very pleased to enter into this strategic partnership with TKMS. We believe that this relationship will provide LTC access to a new market area offering significant revenue opportunity.”

About Lithium Technology Corporation:

LTC produces unique large-format rechargeable batteries under the GAIA brand name and trademark. The Company supplies a variety of military, transportation and back-up power customers in the U.S. and Europe from its operating locations in Plymouth Meeting, Pennsylvania and its subsidiary GAIA GmbH in Nordhausen, Germany. For additional information on the Company’s technology and products, please visit www.lithiumtech.com or www.gaia-akku.com.

About ThyssenKrupp Marine Systems AG

ThyssenKrupp Marine Systems AG (TKMS), a business unit of ThyssenKrupp Technologies AG, is the world’s largest builder of non-nuclear manned submarines. At four of seven shipyards owned by TKMS, submarines are built: Howaldtswerke-Deutsche Werft GmbH at Kiel and Nordseewerke GmbH at Emden, both Germany, Kockums AB at Malmoe, Sweden and Hellenic Shipyards S.A. at Skaramanga, Greece.

For additional information on TKMS, please visit http://www.thyssenkrupp-marinesystems.de.

The foregoing information contains forward-looking statements, which involve risks and uncertainties relating to such matters as financial performance, technology development, capital raising, business prospects, strategic partnering and similar matters. A variety of factors could cause LTC’s actual results and experience to differ materially from anticipated results or other expectations expressed in these forward-looking statements. This notice does not constitute an offer of any securities for sale.